Exhibit 99.1

Final Order Issued by the Iowa Utilities Board in
Iowa American Water’s Rate Review

Over $87 million in water infrastructure investment drives the need for a rate adjustment

Davenport, Iowa. (July 6, 2021) – Following a 10-month review, the Iowa Utilities Board (IUB) issued an order on June 28 approving a rate adjustment for Iowa American Water. The company’s investment of almost $87 million in water system improvements is the primary driver behind the rate adjustment request.

Company officials say the additional revenue will help Iowa American Water continue to invest proactively in its water infrastructure throughout the state. Iowa American Water last received a rate change order from the IUB four years ago in 2017.

“By continually improving our water systems, we help reduce the frequency of service interruptions, prevent property damage from water main breaks and enhance fire protection. We carefully plan and invest in our water systems to provide safe, clean, and reliable service to about 213,000 residents in eight eastern Iowa communities,” said Randy Moore, president of Iowa American Water. “These investments are key to our commitment to provide outstanding service and reliability, both now and for future generations.”

The need to upgrade water systems is a national issue. The EPA’s 2015 Drinking Water Needs Assessment reported to Congress that Iowa drinking water systems have an estimated capital need of more than $7.8 billion over the next 20 years with the majority needed for the small and medium sized systems that dominate the state.

Investments included in the rate review included the replacement of aging water pipelines and the upgrading of treatment plants, storage tanks, wells, and pumping stations across the state.

Iowa American Water’s rates are based on the cost of providing water service as reviewed and approved by the IUB. The next step in the process will be for Iowa American Water to prepare and file a final rate design and rates for approval by the IUB that complies with the terms in the order and the allowed increase between the company’s various customer classifications. An effective date for the new rates will be established once the IUB approves the company’s rate design.

“The residents and businesses in our service communities rely on us to provide safe, reliable water service for quality of life, economic development and fire protection,” Moore added. “With over
900 miles of water pipe serving our customers, we must continue to make these proactive investments to maintain and improve service.”

In addition, Iowa American Water is continuing to respond to financial hardships the COVID-19 pandemic has caused some of its customers. The company continues to offer payment arrangements and budget billing to customers who need assistance. Additionally, the company provides financial assistance to low-income, eligible customers through its H2O Help to Others Program™.

“As a utility whose services are critical to public health, we take our responsibility to provide quality drinking water seriously, and as such, we are committed to keeping our systems and facilities well maintained,” added Moore. “Even with this increase in rates, water service remains a good value for our customers at about a penny a gallon.”

In its final rate order, the IUB approved an overall increase in additional annual revenue of $2.3 million. The company filed its original rate review request with the IUB in August 2020 seeking an annual revenue increase totaling approximately $3.9 million.

Customers can contact the company’s customer service center at 1-866-641-2108 with additional questions they may have. Additional information can also be found on the Iowa Utilities Board’s website at www.state.ia.us/iub/.

About Iowa American Water
Iowa American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water services to approximately 213,000 people. With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater, and other related services to more than 15 million people in 46 states. American Water provides safe, clean, affordable, and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Media Contact:
Lisa Reisen, External Affairs Manager
563-343-6127
lisa.reisen@amwater.com

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